Exhibit 3.3

DIGITAL REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

8,050,000 SHARES OF

6.625% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

SEPTEMBER 13, 2017

Digital Realty Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board”) by Article V of the Articles of Amendment and Restatement of the Company (as amended and supplemented to date and as may be amended and supplemented from time to time, the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board, by resolutions duly adopted on June 8, 2017, has classified and designated 6,250,000 authorized but unissued shares of preferred stock of the Company, par value $0.01 per share (“Preferred Stock”), and reclassified and designated 1,050,000 authorized but unissued shares of 4.375% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share, and 750,000 authorized but unissued shares of 6.625% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company as a separate class of Preferred Stock to be known as the “6.625% Series C Cumulative Redeemable Perpetual Preferred Stock,” set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, and authorized the issuance of up to 8,050,000 shares of 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock.

SECOND: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as the 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock are as follows, which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

Section 1. Designation and Number. A series of preferred stock, designated as the “6.625% Series C Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $0.01 per share. The number of shares of the Series C Preferred Stock shall be 8,050,000.

Section 2. Ranking. The Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Stock (as defined in the Charter) and any other capital stock of the Company, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to dividends and upon liquidation, dissolution or winding up of the Company, junior to such Series C Preferred Stock (“Junior Shares”); (b) on a parity with the Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, the Series I Cumulative Redeemable Preferred Stock, par value $0.01 per share, and the Series J Cumulative Redeemable Preferred Stock, par value $0.01 per share of the Company, and any other capital stock of the Company, now or hereafter issued and outstanding, other than the capital stock referred to in clauses (a) and (c) (“Parity Shares”); and (c) junior to all capital stock of the Company the terms of which specifically provide that such capital stock ranks senior to the Series C Preferred Stock.

Section 3. Dividends.

(a) Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Company, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 6.625% per annum of the $25 liquidation preference of each share of Series C Preferred Stock (equivalent to $1.65625 per annum per share).

(b) Dividends on each outstanding share of Series C Preferred Stock shall accrue and be cumulative from and including the first date on which any shares of Series C Preferred Stock are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing December 29, 2017, provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Company’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series C Preferred Stock for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series C Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series C Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on December 29, 2017. “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2017, and other than the Dividend Period during which any shares of Series C Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series C Preferred Stock being redeemed).

(c) No dividends on the Series C Preferred Stock shall be authorized and declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) So long as any shares of Series C Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series C Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Shares.

(e) So long as any shares of Series C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Shares of, or in options, warrants or rights to subscribe for or purchase, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in Section 9(a) hereof)), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series C Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series C Preferred Stock and all past dividend periods with respect to such Parity Shares.

(f) Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(g) Except as provided herein, the Series C Preferred Stock shall not be entitled to participate in the earnings or assets of the Company.

(h) As used herein, the term “Business Day” shall mean any day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(i) As used herein, the term “dividend” does not include dividends payable solely in shares of Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Shares, the holders of the Series C Preferred Stock shall be entitled to receive $25 per share (the “Liquidation Preference”) plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series C Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series C Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory stock exchange or (iii) a sale or transfer of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b) Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series C Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

Section 5. Optional Redemption.

(a) Except as otherwise permitted by the Charter and paragraph (b) below, or to preserve the status of the Company as a REIT (as defined in Section 9(a) hereof) for United States federal income tax purposes, the Series C Preferred Stock shall not be redeemable by the Company prior to May 15, 2021. On and after May 15, 2021, the Company, at its option, upon giving notice as provided below, may redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series C Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b) Upon a Change of Control (as defined below), the Company will have the option, upon giving notice as provided below, to redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which such Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series C Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the Series C Preferred Stock (whether pursuant to the Regular Redemption Right or the

Special Optional Redemption Right), the holders of shares of Series C Preferred Stock will not have the conversion right described below in Section 9. If the Company provides the notice described in Section 9(c) below of a holder’s right to exercise the Change of Control Conversion Right, the Company may no longer exercise its Special Redemption Right until the time period during which holders of Series C Preferred Stock may exercise their Change of Control Conversion Right has expired.

A “Change of Control” shall be deemed to have occurred at such time after the original issuance of the Series C Preferred Stock when each of the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (“NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed on an exchange that is a successor to the NYSE, NYSE MKT or NASDAQ.

(c) The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right:

(i) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series C Preferred Stock at their addresses as they appear on the Company’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series C Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares of Series C Preferred Stock held by such holder are to be redeemed, the number of such shares of Series C Preferred Stock to be redeemed from such holder; (D) the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(iii) If fewer than all the outstanding shares of the Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares).

(iv) Upon any redemption of Series C Preferred Stock, the Company shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Dividend Payment Date, then each holder of the Series C Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series C Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of such Series C Preferred Stock before such Dividend Payment Date. Except as provided in this Section 5(c)(iv), the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series C Preferred Stock called for redemption.

(v) If full cumulative dividends on the Series C Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except for redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in the Section 9(a) hereof) or as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire shares of the Series C Preferred Stock or any Parity Shares other than in exchange for Junior Shares.

(vi) On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the shares of Series C Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series C Dividend Payment Date, holders of Series C Preferred Stock on the applicable record date will be entitled on such Series C Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series C Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d) The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(i) A notice of redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series C Preferred Stock at their addresses as they appear on the Company’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Company, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Company.

(iii) Upon the redemption of Series C Preferred Stock, the Company shall pay any accumulated and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Dividend Payment Date, then each holder of the Series C Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series C Preferred Stock on the corresponding Series C Dividend Payment Date notwithstanding the redemption of such Series C Preferred Stock before such Series C Dividend Payment Date. Except as provided in Section 5(c)(iv), the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series C Preferred Stock called for redemption.

(iv) If full cumulative dividends on the Series C Preferred Stock and any other series or class or classes of Parity Shares have not been paid or declared and set apart for payment, except for redemptions for the purpose of preserving the Company’s qualification as a REIT (as defined in the Charter) or as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire shares of the Series C Preferred Stock or any Parity Shares other than in exchange for Junior Shares.

(v) On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accumulate on the shares of Series C Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series C Dividend Payment Date, holders of Series C Preferred Stock on the applicable record date will be entitled on such Series C Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series C Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(e) Any shares of Series C Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series or class.

Section 6. Voting Rights. Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(a) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series C Preferred Stock (voting separately as a class together with holders of all other Parity Shares (the “Voting Preferred Shares”), shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) until all dividends accumulated on such Series C Preferred Stock and Parity Shares for the past Dividend Periods shall have been fully paid. In such case, the entire Board will be increased by two directors. The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either a special meeting called in accordance with Section 6(b) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series C Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series C Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(b) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series C Preferred Stock and Parity Shares, a special meeting of the holders of Series C Preferred Stock and each class or series of Parity Shares by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series C Preferred Stock and Parity Shares entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series C Preferred Stock and Parity Shares, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series C Preferred Stock and Parity Shares are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series C Preferred Stock and Parity Shares voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series C Preferred Stock and the Parity Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series C Preferred Stock and Parity Shares voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series C Preferred Stock and the Parity Shares that would have been entitled to vote at such special meeting.

(c) If and when all accumulated dividends on such Series C Preferred Stock and all classes or series of Parity Shares for the past Dividend Periods shall have been fully paid, the right of the holders of Series C Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series C Preferred Stock and the Parity Shares entitled to vote thereon when they have the voting rights set forth in Section 6(a) hereof (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

(d) So long as any shares of Series C Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series C Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series C Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series C Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series C Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Company may create additional classes of Parity Shares and Junior Shares, amend the Charter and these Articles Supplementary to increase the authorized number of shares of Parity Shares (including the Series C Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series C Preferred Stock.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Section 7. Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and any shares of Series C Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series C Preferred Stock. The Company will mail (or otherwise provide) the information to the holders of Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if the Company were subject to Section 13 or 15(d) of the Exchange Act.

Section 8. Conversion Upon a Change of Control. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series C Preferred Stock pursuant to the Regular Redemption Right or Special Redemption Right, to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock per share of Series C Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) $25.00, plus (y) an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined herein) except if such Change of Control Conversion Date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Dividend Payment Date, in which case the amount pursuant to this clause (A)(y) shall equal $0.00 in respect of such dividend payment to be made on such Series C Dividend Payment Date, by (B) the Common Stock Price (such quotient, the “Conversion Rate”), and (ii) 0.6389035 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below)) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 5,143,174 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: The adjusted Exchange Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series C Preferred Stock shall be entitled thereafter to convert (unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series C Preferred Stock pursuant to the Regular Redemption Right or Special Redemption Right) such Series C Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series C Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series C Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 8(c).

As used herein, “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing price per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of such Change of Control, and (iii) if there is not a readily determinable closing price for the common stock, the fair market value of the Alternative Form Consideration received in the Change of Control per share of Common Stock as determined by the Board or a committee thereof.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series C Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Unless the Company has exercised its Special Redemption Right in whole during the 15 day period following the occurrence of a Change of Control, within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series C Preferred Stock at their addresses as they appear on the Company’s share transfer records and notice shall be provided to the Company’s transfer agent. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any share of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of the notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 8(c) above to the holders of Series C Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g) Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no Series C Preferred Stock may be converted into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Ownership Limit (as defined in Section 9(a) hereof), the Aggregate Stock Ownership Limit (as defined in Section 9(a) hereof), or such other limit as permitted by the Board or a committee thereof pursuant to Section 9(i) hereof.

Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purposes of these Articles Supplementary, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” has the meaning set forth in Article VI of the Charter.

“Beneficial Ownership” shall mean ownership of Series C Preferred Stock by a Person who is or would be treated as an owner of such Series C Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Capital Stock” has the meaning set forth in Article VI of the Charter.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 9(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series C Preferred Stock by a Person who is or would be treated as an owner of such Series C Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the NYSE of the Series C Preferred Stock on the Trading Day immediately preceding the relevant date, or if the Series C Preferred Stock is not then traded on the NYSE, the last reported sales price of the Series C Preferred Stock on the Trading Day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series C Preferred Stock may be traded, or if the Series C Preferred Stock is not then traded over any exchange or quotation system, the market price of the Series C Preferred Stock on the relevant date as determined in good faith by the Board of the Company.

“Ownership Limit” shall mean 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of Series C Preferred Stock of the Company. The number and value of shares of outstanding Series C Preferred Stock of the Company shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), association, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series C Preferred Stock provided that the ownership of such shares of Series C Preferred Stock by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series C Preferred Stock for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 9(b)(ii) of these Articles Supplementary, the record holder of the Series C Preferred Stock if such Transfer had been valid under Section 9(b)(i) of these Articles Supplementary.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

“Trading Day” means a day during which trading in securities generally occurs on the NYSE or, if the Common Stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

“Transfer” shall mean any sale, issuance, transfer, gift, assignment, devise or other disposition of Series C Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series C Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series C Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series C Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series C Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 9(c) of these Articles Supplementary.

“Trustee” shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

(b) Restriction on Ownership and Transfers.

(i) Prior to the Restriction Termination Date, but subject to Section 9(l):

(A) except as provided in Section 9(i) of these Articles Supplementary, (1) no Person shall Beneficially Own shares of Series C Preferred Stock in excess of the Ownership Limit and (2) no Person shall Beneficially Own shares of Series C Preferred Stock that, taking into account any other Capital Stock Beneficially Owned by such Person, would result in such Person Beneficially Owning Capital Stock in excess of the Aggregate Stock Ownership Limit;

(B) except as provided in Section 9(i) of these Articles Supplementary, (1) no Person shall Constructively Own shares of Series C Preferred Stock in excess of the Ownership Limit and (2) no Person shall Constructively Own shares of Series C Preferred Stock that, taking into account any other Capital Stock Constructively Owned by such Person, would result in such Person Constructively Owning Capital Stock in excess of the Aggregate Stock Ownership Limit;

(C) no Person shall Beneficially Own or Constructively Own Series C Preferred Stock which, taking into account any other Capital Stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more subsidiaries) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(ii) If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series C Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, (A) then that number of shares of Series C Preferred Stock that otherwise would cause such Person to violate Section 9(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (B) if, for any reason, the transfer to the Trust described in clause (A) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series C Preferred Stock in violation of Section 9(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series C Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii) Subject to Section 9(l) and prior to the Restriction Termination Date, any Transfer of Series C Preferred Stock that, if effective, would result in the capital stock of the Company being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series C Preferred Stock.

(c) Transfers of Series C Preferred Stock in Trust.

(i) Upon any purported Transfer or other event described in Section 9(b)(ii) of these Articles Supplementary, such Series C Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 9(b)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 9(c)(vi) of these Articles Supplementary.

(ii) Series C Preferred Stock held by the Trustee shall be issued and outstanding Series C Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of the Series C Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series C Preferred Stock held in the Trust.

(iii) The Trustee shall have all voting rights and rights to dividends with respect to Series C Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Company that shares of Series C Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series C Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series C Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series C Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (A) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series C Preferred Stock prior to the discovery by the Company that the Series C Preferred Stock has been transferred to the Trustee and (B) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series C Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Company that shares of Series C Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series C Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series C Preferred Stock will not violate the ownership limitations set forth in Section 9(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Purported Record Transferee shall receive the lesser of (A) the price paid by the Purported Record Transferee for the shares of Series C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series C Preferred Stock at Market Price, the Market Price of such shares of Series C Preferred Stock on the day of the event which resulted in the transfer of such shares of Series C Preferred Stock to the Trust) and (B) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series C Preferred Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series C Preferred Stock have been transferred to the Trustee, such shares of Series C Preferred Stock are sold by a Purported Record Transferee then (1) such shares of Series C Preferred Stock shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Purported Record Transferee received an amount for such shares of Series C Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Series C Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (A) the price paid by the Purported Record Transferee for the shares of Series C Preferred Stock in the transaction that resulted in such transfer to the

Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series C Preferred Stock at Market Price, the Market Price of such shares of Series C Preferred Stock on the day of the event which resulted in the transfer of such shares of Series C Preferred Stock to the Trust) and (B) the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 9(c)(iii). The Company shall have the right to accept such offer until the Trustee has sold the shares of Series C Preferred Stock held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series C Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(vi) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series C Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9(b)(i) in the hands of such Charitable Beneficiary.

(d) Remedies For Breach. If the Board or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 9(b) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series C Preferred Stock of the Company in violation of Section 9(b) of these Articles Supplementary, the Board or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series C Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 9(b)(i) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 9(b)(ii) and any Transfer in violation of Section 9(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series C Preferred Stock in violation of Section 9(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 9(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company’s status as a REIT.

(f) Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series C Preferred Stock and each Person (including the stockholder of record) who is holding Series C Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

(g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 9(l) of these Articles Supplementary) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9 of these Articles Supplementary, including any definition contained in Section 9(a), the Board shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 9(l) of these Articles Supplementary). In the event Section 9 requires an action by the Board and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 9(b)) acquired Beneficial or Constructive Ownership of Series C Preferred Stock in violation of Section 9(b)(i), such remedies (as applicable) shall apply first to the shares of Series C Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series C Preferred Stock, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series C Preferred Stock based upon the relative number of the shares of Series C Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 9(b)(i)(C), the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Series C Preferred Stock in violation of Section 9(b)(i)(A) if the Board determines that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit and that such exemption will not cause the Company to fail to qualify as a REIT under the Code.

(ii) Subject to Section 9(b)(i)(C), the Board in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning shares of Series C Preferred Stock in violation of Section 9(b)(i)(B), if the Board determines that such ownership would not cause the Company to fail to qualify as a REIT under the Code.

(iii) In granting a Person an exemption under Section 9(i)(i) or (ii) above, the Board may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 9(b) of these Articles Supplementary) will result in such Series C Preferred Stock being transferred to a Trust in accordance with Section 9(b)(ii) of these Articles Supplementary. In granting any exception pursuant to Section 9(i)(i) or (ii) of these Articles Supplementary, the Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT.

(j) Legends. Each certificate for Series C Preferred Stock shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

Classes of Stock

“THE COMPANY IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE COMPANY’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

Restriction on Ownership and Transfer

“THE SHARES OF THE COMPANY’S 6.625% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK (“SERIES C PREFERRED STOCK”) REPRESENTED BY THIS

CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES C PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES C PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES C PREFERRED STOCK OF THE COMPANY; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES C PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN SUCH PERSON BENEFICIALLY OR CONSTRUCTIVELY OWNING CAPITAL STOCK WITH A VALUE IN EXCESS OF 9.8% OF THE VALUE OF THE COMPANY’S OUTSTANDING CAPITAL STOCK; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES C PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) ANY TRANSFER OF SHARES OF SERIES C PREFERRED STOCK THAT, IF EFFECTIVE, WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS WILL BE VOID AB INITIO AND THE INTENDED TRANSFEREE WILL ACQUIRE NO RIGHTS IN SUCH SHARES OF SERIES C PREFERRED STOCK. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES C PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IN (i) THROUGH (iii) ABOVE ARE VIOLATED, THE SERIES C PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES C PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES C PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

(k) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Series C Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Section 9 after such settlement.

(m) Applicability of Section 9. The provisions set forth in this Section 9 shall apply to the Series C Preferred Stock notwithstanding any contrary provisions of the Series C Preferred Stock provided for elsewhere in these Articles Supplementary.

Section 10. No Conversion Rights. The shares of Series C Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Company and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

Section 12. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

FOURTH: The Series C Preferred Stock have been classified and designated by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary.

SIXTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer as of the date first written above.

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive Officer

ATTEST: DIGITAL REALTY TRUST, INC.

By:	/s/ Joshua A. Mills
Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary